EXHIBITS 5 and 23(c)

OPINION OF COUNSEL
CONSENT OF COUNSEL

[Letterhead of Borden Ladner Gervias LLP]

December 16, 2003

Securities and Exchange Commission
450 Fifth Street N. W.
Judiciary Plaza
Washington, D. C. 20549
U. S. A.

Dear Sirs:

Re: Oppenheimer Holdings Inc. Registration Statement on Form S-8

We have acted as Ontario counsel to Oppenheimer Holdings Inc. (formerly Fahnestock Viner Holdings Inc.), an Ontario corporation (the "Corporation"), in connection with the preparation and the contemplated filing on December 16, 2003 with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") covering an aggregate of 200,000 Class A non-voting shares (the "Class A Shares") of the Corporation to be issued to the Trustees of the Oppenheimer & Co. Inc. 401(k) Plan, from time to time, subject to compliance with applicable United States and Ontario securities laws and the requirements of The Toronto Stock Exchange.

We have examined such corporate records of the Corporation and other documents as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

The Corporation is a corporation duly continued and validly existing under the laws of the Province of Ontario.

The 200,000 Class A Shares, when duly issued to the Trustees of the Oppenheimer & Co. Inc. 401(k) Plan and when the Corporation has received the issue price therefor, the Class A Shares will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and all amendments thereto and the reference to our name under the heading "Interests of Named Experts and Counsel" in the Registration.

This opinion is intended solely for the use of the person to whom it is addressed and only in connection with the subject matter thereof, and should not be relied upon by any other person or for any purpose, nor quoted from or referred to in any other document, without our prior written consent.

Yours very truly,

/s/ Borden Ladner Gervias LLP